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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2005, relating to the financial statements and financial highlights which appears in the September 30, 2005 Annual Report to Shareholders of the Nuveen Short Duration Bond Fund, Nuveen Core Bond Fund and Nuveen High Yield Bond Fund (each a series of the Nuveen Investment Trust III), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP

Chicago,IL
April 12, 2006